Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

Verandas at Mitylene, LLC,

a Delaware limited liability company

AS SELLER,

AND

Inland Real Estate Acquisitions, Inc.,

an Illinois corporation

AS PURCHASER

As of May 30, 2017

Table of Contents

Page

Article 1 PURCHASE AND SALE	6
1.1 Agreement of Purchase and Sale	6
1.2 Property Defined	8
1.3 Permitted Exceptions	8
1.4 Purchase Price	8
1.5 Payment of Purchase Price	8
1.6 Earnest Money	8
Article 2 TITLE AND SURVEY	9
2.1 Title Examination; Commitment for Title Insurance	9
2.2 Survey	9
2.3 Title Objections; Cure of Title Objections	10
2.4 Conveyance of Title	11
2.5 Pre-Closing "Gap" Title/Survey Defects	12
2.6 Seller's Covenant Not to Encumber	12
Article 3 INSPECTION	13
3.1 Right of Inspection	13
3.2 Right of Termination	14
3.3 Intentionally Omitted.	15
3.4 Confidentiality	15
Article 4 CLOSING	16
4.1 Time and Place	16
4.2 Seller's Obligations at Closing	16
4.3 Purchaser's Obligations at Closing	18
4.4 Credits and Prorations	19
4.5 Closing Costs	22
4.6 Conditions Precedent to Obligation of Purchaser	22
4.7 Conditions Precedent to Obligation of Seller	23
4.8 Seller's Tax Deferred Exchange	24
4.9 Purchaser's Tax Deferred Exchange	25

Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS	25
5.1 Representations and Warranties of Seller	25
5.2 Knowledge Defined	28
5.3 Survival of Seller's Representations and Warranties	29
5.4 Covenants of Seller	29
5.5 Representations and Warranties of Purchaser	31
5.6 Survival of Purchaser's Representations and Warranties	33
5.7 Covenants of Purchaser	34
5.8 Special Provisions Concerning Condominium Conversion	35
Article 6 DEFAULT	36
6.1 Default by Purchaser	36
6.2 Default by Seller	37
6.3 Notice of Default; Opportunity to Cure	37
6.4 Recoverable Damages	37
Article 7 RISK OF LOSS	38
7.1 Damage	38
7.2 Definition of Major Damage	38
7.3 Seller's Insurance	39
Article 8 COMMISSIONS	39
8.1 Broker's Commission	39
8.2 Survival	39
Article 9 DISCLAIMERS AND WAIVERS	40
9.1 No Reliance on Documents	40
9.2 Disclaimers	40
9.3 Certain Definitions	43
9.4 Effect and Survival of Disclaimers	43

Article 10 ESCROW AGENT	43
10.1 Investment of Earnest Money	43
10.2 Intentionally Omitted	43
10.3 Payment on Demand	44
10.4 Exculpation of Escrow Agent	44
10.5 Stakeholder	44
10.6 Interest	44
10.7 Execution by Escrow Agent	45
Article 11 MISCELLANEOUS	45
11.1 Intentionally Deleted	45
11.2 Intentionally Deleted	45
11.3 Assignment	45
11.4 Notices	45
11.5 Modifications	47
11.6 Calculation of Time Periods	47
11.7 Successors and Assigns	47
11.8 Entire Agreement	48
11.9 Further Assurances	48
11.10 Counterparts	48
11.11 Severability	48
11.12 Applicable Law	48
11.13 No Third Party Beneficiary	48
11.14 Employees	49
11.15 Seller's Access to Records after Closing	49
11.16 Schedules	49
11.17 Captions	50
11.18 Construction	50

11.19 Termination of Agreement	50
11.20 Survival	50
11.21 Time of Essence	50
11.22 Covenant Not to Record	51
11.23 Limitation of Seller's Liability	51
11.24 JURY WAIVER	51
Article 12 ADDITIONAL PROPERTIES	51
12.1 Additional PSAs	51
12.2 Agreements Regarding Additional PSAs	51

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of May 30, 2017 (the "Effective Date"), by and between Verandas at Mitylene, LLC, a Delaware limited liability company ("Seller"), and Inland Real Estate Acquisitions, Inc., an Illinois corporation ("Purchaser").

Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attn: Nancy Castro (“Escrow Agent”), through its agent Calloway Title and Escrow, LLC, 4170 Ashford-Dunwoody Road, Suite 285, Atlanta, Georgia 30319, Attn: Amanda Calloway ("Title Company") is a party to this Agreement for the limited purposes set forth herein.

W I T N E S S E T H:

Article 1
PURCHASE AND SALE

1.1	Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a)                that certain tract or parcel of land being more particularly described on Schedule 1.1(a), attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the "Land");

(b)               all those rights, easements and appurtenances pertaining to the Land (whether now or hereafter existing), including (i) all right, title and interest of Seller (if any) in and to any streets, alleys or rights-of-way (whether open, closed or proposed), within or adjacent to the Land, and (ii) all right, title and interest of Seller with respect to any easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances that now or hereafter benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the "Related Rights");

(c)                the buildings, structures, facilities, installations, fixtures and other improvements of every kind on the Land, including specifically, without limitation, those certain buildings containing apartment units and related facilities and commonly known as Verandas at Mitylene Apartments (the property described in this clause (c) being herein referred to collectively as the "Improvements", and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the "Real Property");

(d)               all of Seller's right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.1(d), attached hereto and incorporated herein by this reference, but excluding (i) cash and cash equivalents (except to the extent prorated at Closing (as hereinafter defined)), (ii) any reserves or other deposits funded or made in connection with any financing encumbering the Property, (iii) computer software and computer files, (iv) any time clock(s), (v) personal property owned by tenants under the Leases, (vi) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than Seller (excluding any reversionary interest that Seller may have therein which shall be assigned to Purchaser to the extent assignable), (vii) any items owned by employees of Seller or any property manager, (viii) any items leased to Seller, (ix) any digital voice receivers used in connection with recorded music at the Property, and (x) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name "Flournoy" appears (the property described in this clause (d), other than the excluded items, being herein referred to collectively as the "Tangible Personal Property").

(e)                all of Seller's right, title and interest as landlord or lessor in, to and under all written agreements listed and described on Schedule 1.1(e) (the "Rent Roll") attached hereto and made a part hereof as well as under all similar agreements hereafter executed by Seller in accordance with the terms of this Agreement, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the "Leases");

(f)                all of Seller's right, title and interest in, to and under (i) the Designated Service Contracts (as defined in Section 5.7 of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property as opposed to other property of Seller or its affiliates; (iv) resident and tenant files for current residents and tenants as of the Closing Date (as hereinafter defined), (v) architectural and civil plans and specifications (to the extent in Seller's possession but excluding any right to reproduce, use such plans or specifications for future development or otherwise restrict Seller or any affiliate of Seller from using such plans for future development); (vi) other non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on-site as of the Closing Date; (vii) the right to use the name "Verandas at Mitylene Apartments" in connection with the Real Property; (viii) all assignable telephone numbers, URLs and website domain names associated with the Real Property including but not limited to the right, at Purchaser's expense, to use www.verandasmontgomery.com for a period of one (1) year after the Closing solely for the purpose of forwarding visitors to Purchaser's website for the Real Property; but excluding any rights in or to the use of the name "Flournoy"; and (ix) all logos, works of art, graphic designs and all videos and photos owned and used by Seller in connection with the Real Property, provided that the item listed in this clause (ix) does not use or display the name "Flournoy" (the property described in this clause (f), other than the excluded items, being sometimes herein referred to collectively as the "Intangible Property").

1.2	Property Defined. The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the "Property".
1.3	Permitted Exceptions. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 2 hereof (herein referred to collectively as the "Permitted Exceptions").
1.4	Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the total purchase price of Thirty Six Million Four Hundred Fifty One Thousand and No/100 Dollars ($36,451,000.00) (the "Purchase Price").
1.5	Payment of Purchase Price. The Purchase Price for the Property shall be paid at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing ("Escrow Agent's Account"), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.
1.6	Earnest Money.

(a)                Within three (3) business days following the Effective Date, Purchaser shall deposit with Escrow Agent the sum of Six Hundred Fifty Thousand and No/100s Dollars ($650,000.00) by check or wire transfer of immediately available funds (the "Earnest Money") in accordance with the wiring instructions attached hereto as Schedule 1.6(a). The Earnest Money, together with all interest earned thereon, if any, while such earnest money funds are in escrow (including, without limitation, in Escrow Agent’s Account) shall collectively be referred to herein as the “Earnest Money.” The Earnest Money shall be held and applied as further set forth in this Agreement. Upon Closing, the Earnest Money will be applied to the Purchase Price on the Closing Date and paid to Seller through the escrow process outlined herein, or at Purchaser's election, upon release of the Purchase Price to Seller on the Closing Date, the Earnest Money shall be returned to Purchaser.

(b)               If Purchaser fails to deliver any portion of the Earnest Money to the Escrow Agent within the time period specified above, Seller shall have the right to terminate this Agreement and upon such termination, Purchaser and Seller shall have no further rights, or obligations hereunder, except those which expressly survive termination of this Agreement.

(c)                In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred and no/100 Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

Article 2
TITLE AND SURVEY

2.1	Title Examination; Commitment for Title Insurance. Seller has obtained from Title Company, at Seller's expense, and delivered to Purchaser the Chicago Title Insurance Company Title Commitment No. NA01264, and has an effective date of April 25, 2017 (the "Title Commitment") and covering the Property.
2.2	Survey. Purchaser acknowledges that Seller has delivered to Purchaser that certain existing as-built survey of the Real Property prepared by Pilgreen Engineering, Inc., dated August 22, 2007 and bearing the seal of Martin Blethen Alabama Land Surveyor License No.14728. Purchaser has ordered (or will order) an update of said survey and will request that the update be delivered to Purchaser no later than five (5) days before the Inspection Date (as defined in Section 3.2 below), which together with said updates or revisions shall constitute the "Survey" hereunder. For purposes of the Deed to be delivered to Purchase at the Closing, the legal description of the Property shall be the legal description attached hereto as Schedule 1.1(a), less and except any right-of-way or other conveyances previously made by Seller. If, however, the metes and bounds description drawn from the Survey (or any update thereto) reflects a legal description different from the legal description attached hereto as Schedule 1.1(a), Seller shall also deliver a quit claim deed, at Closing, containing the legal description drawn from the Survey (or update thereto).

2.3	Title Objections; Cure of Title Objections.

(a)                Purchaser or its attorneys shall have until that date which is five (5) days after receipt of the updated Survey, but in no event later than the Inspection Date (also referred to herein as the "Title Objection Deadline") to notify Seller and its attorneys, in writing, of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or Survey, other than the Permitted Exceptions described in clauses (a) through (d) of Section 2.4. Subject to Section 2.3(d) hereof, any item contained in the Title Commitment, any matter shown on the Survey or any document that is of record and properly indexed as of the effective date of such initial title examination to which Purchaser does not object on or before the Title Objection Deadline shall be deemed a "Permitted Exception".

(b)               In the event Purchaser shall notify Seller of objections to title or to matters shown on a Survey on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure such objections. On or before the fifth (5th) day following Seller's receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections (and Seller's failure to provide such a notice shall be deemed an election by Seller not to cure any such objection). If Seller elects to attempt to cure, then Seller shall use commercially reasonable efforts to attempt to remove, satisfy or cure the same. If Seller elects (or is deemed to have elected) not to cure any objections specified in Purchaser's notice, or if Seller notifies Purchaser of Seller's intent to cure any objection and thereafter Seller fails or is unable to effect a cure prior to Closing (or any date to which the Closing has been extended), then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:

(A)	to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or
(B)	to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder with respect to the Property, except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

(c)                If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection, or if Seller is deemed to have elected not to cure any title objections, or if Seller notifies Purchaser of Seller's intent to cure any objection and Seller later notifies Purchaser that Seller has failed or will be unable to effect a cure thereof, then in any such case Purchaser shall, within five (5) days after receiving Seller's notice or the date of Seller's deemed election, as applicable, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (b)(i) above or to terminate this Agreement under clause (b)(ii) above (with Purchaser's failure to provide such a notice deemed an election by Purchaser to accept conveyance under clause (b)(i) above).

(d)               Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge (i) all mortgages of Seller (regardless of whether Purchaser objects to such mortgage), and (ii) all monetary liens arising by, through or under Seller. The term "mortgage" as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness of Seller and encumbering the Property or any portion thereof; the terms "discharge" and "discharged" as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or item as a lien on the Property or otherwise allows the mortgage or item to be removed from the title exceptions in the Title Policy (as defined below).

2.4	Conveyance of Title. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser's obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage American Land Title Association (ALTA) Form 2006 Owner's Policy of Title Insurance (the "Title Policy") covering the Real Property, in the full amount of the Purchase Price, subject to the following matters, which are collectively referred to in this Agreement as "Permitted Exceptions":

(a)                the rights of residential tenants, as tenants only, without any right to acquire any portion of the Property, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing and (if required) approved by Purchaser in accordance with the terms of this Agreement;

(b)               the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c)                local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(d)               Intentionally Deleted.

(e)                additional items, if any, appearing of record or shown on the Survey, except to the extent Seller agrees to cure any such matters pursuant to Section 2.3 or 2.5 hereof; and

(f)                additional items, if any, approved by Purchaser pursuant to Section 2.6 hereof.

2.5	Pre-Closing "Gap" Title/Survey Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or survey matters having a material effect on the operation or value of the Property and first raised by the Title Company or the Surveyor and first arising between (a) the effective date of the applicable Title Commitment or Survey and (b) the Closing Date; provided, however, that Purchaser must notify Seller of any such objections within five (5) business days of Purchaser's first receipt of the updated Title Commitment, updated survey or other document, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title or survey matters set forth in such notice, except for objections arising or resulting from Seller's breach of the covenant contained in Section 2.6 hereof, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the Title Objection Deadline.
2.6	Seller's Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to (i) continue leasing apartment units in the Property in the manner described in Section 5.4(b) hereof, (ii) terminate, amend or enter into service contracts in the manner described in Section 5.4(g) hereof, (iii) use, deplete, remove or replace items of Tangible Personal Property in the ordinary course of business, provided any appliances, leasing office and pool furniture, fitness center equipment and other similar items of equipment or furniture so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility, and (iv) modify or amend the existing loan on the Property.

Article 3

INSPECTION

3.1	Right of Inspection.

(a)                Beginning on the date of the Access Agreement (as hereinafter defined) and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser and its agents, representatives, contractors and consultants shall, at Purchaser’s sole cost and expense and upon twenty-four (24) hours prior telephonic notice to Seller, have the right to make physical inspections of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, service contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, and/or management of the Property such as Seller's internal memoranda, financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information. Seller shall have the right, but not the obligation, to have one of its representatives accompany Purchaser or its representatives on each such inspection or examination. To the extent in Seller’s possession, Seller shall provide Purchaser with the items set forth in Schedule 3.1(a) attached hereto within three (3) business days after the Effective Date. Seller shall reasonably cooperate with Purchaser in its inspections and examinations of the Property, but Seller shall not be obligated to incur any liability, undue time commitment or expense in connection therewith.

(b)               Purchaser’s inspections of the Property shall not damage the Property in any respect, shall not be invasive in any respect (including, without limitation, soil borings, test pits, groundwater testing, or Phase II or Phase III environmental testing), and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each such entry by the Purchaser Parties with respect to the Inspections, Purchaser shall promptly restore, or cause to be restored, the Property to its original condition as existed immediately prior to any such Inspections. Purchaser shall not have the right to submit any samples or other materials to any testing laboratory or similar facility without obtaining the prior written consent of Seller.

(c)                Except with respect to the gross negligence or willful misconduct of Seller, its members, and their respective, members, affiliates, indirect owners (including trusts and plans), trustees, officers, directors, shareholders, agents and employees Purchaser shall indemnify, hold harmless and defend Seller, its members, and their respective, members, affiliates, indirect owners (including trusts and plans), trustees, officers, directors, shareholders, agents and employees from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (for purposes of this Section 3.1, individually a "Claim" and collectively, "Claims") that may be incurred by Seller or any other indemnified party and arising out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them, in connection with the inspections and examinations of the Property, including but not limited to Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, or liens or claims of lien filed against the Property. Notwithstanding the foregoing, Purchaser shall have no liability for pre-existing conditions discovered by any inspection of the Real Property and not aggravated by Purchaser. This Section 3.1(c) shall survive Closing or any termination of this Agreement for a period of twenty-four (24) months.

3.2	Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser's sole and absolute discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before thirty (30) days following the date of that certain Access Agreement, dated May 11, 2017, between Purchaser and Seller (the "Access Agreement") pursuant to which Purchaser is permitted access to the Property for performance of its due diligence investigations (said thirtieth (30th) day being referred to herein as the "Inspection Date"). Upon any such termination of this Agreement pursuant to Purchaser's rights under this Section 3.2 the Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof, Seller shall be solely responsible for the cost of the survey updates commissioned by Purchaser under Section 2.2, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement, and Purchaser shall be solely responsible for the cost of the survey updates commissioned by Purchaser under Section 2.2 and as more particularly provided in Section 4.5 below. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the date of the Access Agreement, and ending on the Inspection Date, is sometimes referred to herein as the "Inspection Period."

3.3              Intentionally Omitted.

3.4	Confidentiality.

(a)                Purchaser acknowledges that all reports and other information provided to Purchaser (the “Deliveries”) under this Agreement or separate arrangement with Seller or Broker are for informational purposes only and shall not be construed as a representation or warranty on the part of Seller or any other party regarding the Property. Notwithstanding any provision of this Agreement, Purchaser shall not have access to, and Seller shall not be obligated to make available to Purchaser, any confidential, proprietary or privileged information of Seller related to the Property, such excluded materials to include Seller’s internal memoranda, financial projections, operating budgets, appraisals, tax returns and similar proprietary, confidential or privileged information. Notwithstanding anything in the foregoing to the contrary, Seller will make available to Purchaser financial statements, operating reports and rent rolls used in Seller’s ordinary course of business.

(b)               The existence and contents of this Agreement, the negotiations of parties with respect to the possible sale and purchase of the Property and any matters disclosed by any Inspections undertaken by Purchaser and the Purchaser Parties with respect to the Property and any additional information furnished by Seller to Purchaser from time to time (including, without limitation, the Deliveries) shall be kept confidential and shall not be disclosed to any third parties without the consent of both parties hereto, except for any disclosure that may be required by law to be made to any applicable governmental or quasi-governmental authorities. No advertisement or other publicity concerning this transaction shall be made or disseminated by either party at any time without the review and approval of both parties hereto. Both parties recognize the need to disclose, and agree to the disclosure of, certain aspects of this transaction to their respective lenders, investors, accountants, attorneys and other consultants. Each party agrees to inform their lender, investors, accountants, attorneys and other consultants of the confidentiality of this transaction and all such other information. Notwithstanding the foregoing of this Section 3.4, either of Seller or Purchaser (or both) may issue a press release describing the transaction if and when the Property is actually conveyed, provided that any such press release issued by either party must be reasonably approved in advance by the other party. Additional confidentiality restrictions may be set forth in a separate confidentiality agreement between Seller and Purchaser (provided such restrictions are consistent with this Agreement).

(c)                If this Agreement is terminated, Purchaser shall, within seven (7) days from the date of such termination, return or cause to be returned to Seller all Deliveries and, if requested by Seller and upon reimbursement of Purchaser's actual costs therefor, deliver to Seller copies of all third party reports, together with such reliance letters and/or assignments as Seller may reasonably request. The provisions of this Section 3.4 shall survive the termination of this Agreement for a period of twenty four (24) months.

ARTICLE 4

CLOSING

4.1	Time and Place. The consummation of the transaction as contemplated hereby ("Closing") shall be held at the office of Escrow Agent on or before thirty (30) calendar days after the Inspection Date, via escrow funds and fully executed documents. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "Closing Date". The parties will endeavor to "pre-close" on the business day prior to the Closing Date, so as to allow the wire transfers of the Purchase Price to occur at the opening of business on the Closing Date or as promptly thereafter as practical. Notwithstanding any provision of this Agreement to the contrary, if Seller's existing mortgagee requires a prior notification period, or the satisfaction of other conditions precedent, to complete the repayment of Seller's existing mortgage loan on the Property and release or defeasance of the Property from the effect of the security instrument(s) currently encumbering the Property, then Seller shall have the unilateral option to extend the Closing Date up to thirty (30) days by delivery to Purchaser of not less than ten (10) days' prior written notice of said requirement; provided that Seller diligently and in good faith pursues said repayment and release within said thirty (30)-day period.
4.2	Seller's Obligations at Closing. At Closing, Seller shall:

(a)                deliver to Purchaser a duly executed limited or special warranty deed in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject to the Permitted Exceptions (the "Deed");

(b)               deliver to Purchaser two counterparts of a bill of sale and assignment and assumption of leases and service contracts, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller's interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the "Bill of Sale and Assignment");

(c)                join with Purchaser to execute a notice (the "Tenant Notice") in the form of Schedule 4.2(c) attached hereto, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

(d)               deliver to Purchaser a certificate ("Seller's Closing Certificate"), dated as of the date of Closing and duly executed by Seller, in the form of Schedule 4.2(d) attached hereto, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Purchaser's rights under this Agreement with respect to the subject matter of such change or exception. The Seller's Closing Certificate shall include an updated Rent Roll dated no earlier than two (2) business days prior to the Closing Date as to which Seller shall make the same representations and warranties, as of the date of such Rent Roll, as Seller makes under Section 5.1(d) with respect to the Rent Roll attached hereto;

(e)                deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(f)                deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(g)               deliver to the Title Company a title insurance affidavit, if required by the Title Company, duly executed by Seller or a representative of Seller, in form and content reasonably satisfactory to Seller and the Title Company;

(h)               deliver to Purchaser at the place of Closing or at the Property the Leases together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, all to the extent not previously delivered;

(i)                 deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(j)                 deliver a closing statement evidencing the transaction contemplated by this Agreement and such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement; provided, however, that in no event shall Seller be required to indemnify the Title Company, Purchaser, or any other party pursuant to any such documents, or undertake any other material liability not expressly contemplated in this Agreement, unless Seller elects to do so in its sole discretion;

(k)               Seller has complied with the requirements of the bulk transfer provisions of the Uniform Commercial Code in effect in the state in which the Property is located, if any;

(l)                 deliver evidence of termination of the existing property management agreement; and

(m)             if the legal description attached hereto as Schedule 1.1(a) differs from the legal description of the Property drawn from the Survey, Seller shall at Closing deliver (in addition to the Deed) a quit claim deed conveying the Property pursuant to the legal description drawn from the Survey, which legal description shall be subject to Seller's approval, which approval shall not be unreasonably withheld.

4.3	Purchaser's Obligations at Closing. At Closing, Purchaser shall:

(a)                deliver to Escrow Agent the full amount of the Purchase Price as increased or decreased by prorations and adjustments as herein provided, prior to 2:00 p.m. (Eastern Standard time) on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent's Account, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller;

(b)               join Seller in execution of all counterparts of the Bill of Sale and Assignment and the Tenant Notice. In connection with the Tenant Notice, Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent credited or delivered by Seller to Purchaser at Closing), if any, all in compliance with and to the extent required by the applicable law. The provisions of this sub-section shall survive Closing;

(c)                deliver to the Title Company as it may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d)               deliver to Seller a certificate dated as of the date of Closing and duly executed by Purchaser, (i) reaffirming the provisions of Article 9 and confirming that such provisions remain and will continue in full force and effect as of and after the Closing, and (ii) stating that the representations and warranties of Purchaser contained in Section 5.5 of this Agreement are true and correct in all material respects as of the date of Closing; and

(e)                deliver a closing statement evidencing the transaction contemplated by this Agreement and such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement, provided, however, that in no event shall Purchaser be required to indemnify Seller or Title Company or undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

4.4	Credits and Prorations.

(a)                All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (Eastern Standard time) on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing "true-up" shall take place within ninety (90) days of the Closing Date to adjust the prorations of said items (1), (3), (4) and (5), if necessary, and within a reasonable time to adjust the proration of said item (2), if necessary. Such prorated items shall include, without limitation, the following:

(1)               rents, if any, based on the amount collected for the current month; provided, however, that if the amount of rent collected for the current month is actually less than the monthly rents generated by operations at the Property averaged over the immediately preceding twelve (12) calendar months (the "T-12 Average Monthly Rent"), then the rent amount used in prorating rents for the month of the Closing shall be the T-12 Average Monthly Rent and not actual rents collected. For purposes of example only: If (A) the quotient derived by dividing (i) the sum of all monthly rental collections for the immediately preceding twelve (12) calendar months, by (ii) twelve (12) (said quotient being the T-12 Average Monthly Rent), exceeds (B) the amount of rent actually collected for the month in which the Closing occurs, then the parties shall use the T-12 Average Monthly Rent as the rent amount prorated for the month of the Closing. The term "rents" as used in this Agreement includes all payments due and payable by, or received from, tenants under the Leases other than refundable deposits, application fees, reimbursement payments, late charges, pet and cleaning charges and termination payments (which refundable deposits shall be treated as set forth in Section 4.4(b)(1), but such other amounts shall be retained by Seller);

(2)               ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;

(3)               payments or amounts due under the Designated Service Contracts. To the extent any rebate, concession or commission payable to Seller under any Designated Service Contract has accrued before Closing but has not been paid to Seller, Seller shall receive a credit for such accrued amounts at Closing; Seller shall retain any lump sum payments, signing bonus or similar payments received by Seller before Closing;

(4)               any concessions given to any tenants under the Leases that Seller agreed were to be provided or delivered to the tenants following the Closing Date, including, but not limited to, the amount of any rebates, rental concessions, gift cards, non-monetary concessions (e.g., televisions bicycles, iPads, etc.), free rent periods, credits or setoffs given to any of the tenants under the Leases (collectively, the “Concessions”), shall be settled at Closing by Seller giving Purchaser a credit against the Purchase Price equal to the actual cost to the landlord of such Concessions.

(5)               gas, electricity, water and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or the most recent utility bill received by Seller, as applicable, including, without limitation, water charges not yet due and payable to such utility provider at Closing, but which amounts are customarily billed directly to Seller and reimbursed by tenants; and

(6)               any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b)               Notwithstanding anything contained in the foregoing provisions:

(1)               At Closing, (A) Seller shall credit to Purchaser the amount of such unforfeited resident deposits as shown on the Rent Roll, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at either party's option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. For the purposes of this Section 4.4(b)(1) the term "unforfeited resident deposits" means any refundable resident deposits which are held by Seller and which Seller has not applied, and is not entitled to apply, against delinquent rents, property damage or otherwise in accordance with the applicable Lease. From and after the Effective Date, Seller will not apply any tenant deposits unless such tenant has already vacated the Property.

(2)               Any ad valorem taxes for the current year paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year are not due prior to the Closing Date, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing promptly following the availability of the final tax bills. For avoidance of doubt, any refunds generated from appeal of ad valorem taxes for year(s) prior to the current year shall remain the property of Seller and paid to Seller by Purchaser, if and to the extent received by Purchaser.

(3)               Gas, electricity, water and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same.

(4)               If Seller shall have paid any gas, electricity, water or other utility charges referred to in Section 4.4(a)(4) above directly to a third party which are reimbursable by tenants, but shall not have been reimbursed therefor by the time of Closing, then Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

(5)               As to gas, electricity and other utility charges referred to in Section 4.4(a)(4) above, Seller may on notice to Purchaser elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Seller so elects and the utility company agrees to look solely to Seller for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Seller's obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

(6)               Seller shall pay in full all leasing commissions and locators' and finders' fees, if any, due to leasing or other agents (pursuant to a contractual arrangement with Seller) for each Lease and Lease renewal entered into by Seller prior to the Closing Date promptly when due.

(7)               The Tangible Personal Property is included in this sale, without further charge.

(8)               Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Notwithstanding the foregoing, Seller shall have the sole right to collect rents, if any, which are unpaid or delinquent as of Closing, from tenants who are no longer in occupancy as of the Closing (and Purchaser shall promptly deliver any such rents to Seller if received by Purchaser after Closing).

(9)               Seller shall not grant rent concessions (whether monetary or non-monetary) to any tenant without the prior written consent of Purchaser.

(10)           The provisions of Sections 4.4(a) and (b) shall survive Closing.

4.5	Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) the base premium for the Title Policy in the amount of the Purchase Price and the simultaneous issue charge for any lender's policy, (c) the costs of curing all title objections for which Seller is responsible under this Agreement, (d) the costs of recording all mortgage cancellations; and (e) one-half of any escrow fees charged by the Escrow Agent. Purchaser shall pay (A) the fees of any counsel representing Purchaser in connection with this transaction, (B) the fees for recording the Deed, (C) the premiums for any title insurance endorsements requested by Purchaser or its lender or title insurance coverage in excess of the Purchase Price, (D) the cost of Purchaser's inspections of the Property, (E) the cost to update the Survey as provided in Section 2.2 hereof and the cost of any revisions to the Survey necessary to comply with the requirements of Purchaser's lender, (F) all applicable transfer taxes, documentary stamp taxes and similar charges relating to transfer of the Property, and (G) one-half of any escrow fees charged by the Escrow Agent. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.
4.6	Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)                Seller shall have delivered to Escrow Agent all of the items required to be delivered by Seller pursuant to the terms of Section 4.2 of this Agreement.

(b)               All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c)                Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d)               The Title Company is ready, willing and able to issue the Title Policy.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

4.7	Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)                Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)               Purchaser shall have delivered to Escrow Agent all of the items required to be delivered by Purchaser pursuant to the terms of Section 4.3 of this Agreement.

(c)                All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement).

(d)               Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e)                As of the Closing Date, (i) Seller shall not be in default beyond any applicable notice and/or cure period under any Lease and/or any material agreement that would be binding on Purchaser or the Property following Closing, and (ii) there shall not be any threatened (in writing) or pending material litigation against Seller and/or the Property. For purposes of this subsection (e), the term "material" shall refer to a default under a Lease or material agreement or litigation claim the underlying basis for which (i) exists on the Closing Date, and (ii) in the aggregate when finally adjudicated against Seller, would result in liability for the alleged default, breach or claim in excess of One Hundred Thousand Dollars ($100,000), excluding any attorneys' fees awards, consequential or punitive damages.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions has not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser's and Seller's respective rights, remedies and obligations shall instead be determined in accordance with Article 6.

4.8	Seller's Tax Deferred Exchange. Seller may convey the Property as part of a tax deferred exchange for the benefit of Seller pursuant to Section 1031 of the Internal Revenue Code. With respect thereto, Seller may assign all of Seller's contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Purchaser agrees to assist and cooperate in such exchange for the benefit of Seller at no cost, expense or liability to Purchaser and without reduction or alteration of the rights of Purchaser under this Agreement and with respect to Seller; and Purchaser further agrees to execute any and all documents (subject to the reasonable approval of Purchaser's legal counsel) as are reasonably necessary in connection with such exchange at Seller's sole expense provided that Purchaser shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Purchaser shall not be obligated to acquire or convey any other property as part of such exchange. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser and arising out of Purchaser's participation in such exchange for the benefit of Seller, which obligation shall survive the Closing. Notwithstanding the foregoing, should Seller fail to effect a tax deferred exchange as contemplated in this Section 4.8 for any reason, then the sale by Seller of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.8 had been omitted from this Agreement, except that Purchaser shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section 4.8. Nothing contained in this Section 4.8 shall release Seller of any of its obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 4.8 impose any liability or obligation on Purchaser with respect to the tax consequences of this transaction to Seller.

4.9	Purchaser's Tax Deferred Exchange. Purchaser may acquire the Property as part of a tax deferred exchange for the benefit of Purchaser pursuant to Section 1031 of the Internal Revenue Code. With respect thereto, Purchaser may assign all of Purchaser's contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Seller agrees to assist and cooperate in such exchange for the benefit of Purchaser at no cost, expense or liability to Seller and without reduction or alteration of the rights of Seller under this Agreement and with respect to Purchaser; and Seller further agrees to execute any and all documents (subject to the reasonable approval of Seller's legal counsel) as are reasonably necessary in connection with such exchange at Purchaser's sole expense provided that Seller shall not be required to undertake any material liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Seller shall convey the Property directly to Purchaser and Seller shall not be obligated to acquire or convey any other property as part of such exchange. Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller and arising out of Seller's participation in such exchange for the benefit of Purchaser. Notwithstanding the foregoing, should Purchaser fail to effect a tax deferred exchange as contemplated in this Section 4.9 for any reason, then the purchase by Purchaser of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 4.9 had been omitted from this Agreement, except that Seller shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section 4.9. Nothing contained in this Section 4.9 shall release Purchaser of any of its obligations or liabilities under this Agreement, whether arising before, at or after Closing, nor shall anything contained in this Section 4.9 impose any liability or obligation on Seller with respect to the tax consequences of this transaction to Purchaser.

Article 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Seller. The Seller makes the following representations and warranties to Purchaser as of the Effective Date. Such representations and warranties are subject to (i) those matters, if any, disclosed in Seller's disclosure statement attached hereto as Schedule 5.1 and made a part hereof by this reference ("Seller's Disclosure Statement") and (ii) the Permitted Exceptions.

(a)                Organization and Authority. The Seller has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State where the Property is located. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller's organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been, and each document to be executed and delivered by Seller at Closing shall have been as of Closing, duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b)               Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound.

(c)                Pending Actions. Except as set forth on Schedule 5.1, Seller has not received written notice of any action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller which pertains directly to the Property or the transaction contemplated by this Agreement, which in either case, if adversely determined, would have a material adverse effect on the use, operation, or the value of the Property.

(d)               Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The Rent Roll attached as Schedule 1.1(e) is, and each rent roll hereafter delivered by Seller to Purchaser shall be the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes, which to Seller's knowledge is accurate in all material respects. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default or for any other reason not constituting a default by Seller under this Agreement shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. This representation shall be applicable to any updated rent roll delivered by Seller to Purchaser as of the date thereon. Except as required to be paid by Seller prior to Closing, there are no leasing or other commissions due, nor will any become due, in connection with any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants.

(e)                Condemnation. Seller has not received written notice of any pending condemnation proceedings relating to the Property.

(f)                Insurance. Seller has not received prior to the Effective Date any written notice from Seller's current insurance carrier of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property, that have not been cured or repaired.

(g)               Environmental Matters. (i) Seller has received no written notice from any governmental authority asserting any violation of Environmental Laws (as defined herein) related to the Property which has not been cured or corrected as of the Effective Date, (ii) other than as disclosed within the environmental reports previously delivered to Purchaser, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) in violation of any environmental laws, and Seller has not used the Property for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any environmental laws, and (iii) other than the environmental reports previously delivered to Purchaser, Seller has not commissioned any study relating to the presence or absence of Hazardous Materials (as defined herein) on the Property. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term "Hazardous Materials" includes petroleum (including crude oil or any fraction thereof), mold and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws.

(h)               Service Contracts. There are no material service, supply, equipment rental or similar agreements (each a "Service Contract" and collectively "Service Contracts") to which Seller is a party affecting the Property other than those set forth in Schedule 5.7(b) and to the extent the same are in Seller's possession, those Service Contracts which have been delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. To Seller's knowledge, Seller is not in default with respect to its obligations or liabilities under any of the Service Contracts where the failure to cure such default would have a Material Adverse Effect. "Material Adverse Effect" means, with respect to any fact or circumstance, that such fact or circumstance would individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, on Seller's ability to consummate the transaction contemplated herein, or on the value or operation of the Property.

(i)                 Employees. Seller has no employees which Purchaser shall be obligated to employ following the Closing.

(j)                 Operating Statements. The operating statements for the Property delivered to Purchaser are the operating statements maintained by Seller and relied on by Seller for internal administration and accounting purposes; provided, however, that Seller does not and will not represent or warrant that Purchaser will be able to, or should be able to, operate the Property according to and with similar results as shown in such operating statements.

(k)               Compliance with Law. Seller has not received written notice from any governmental authority that the Property is not in material compliance with applicable laws, ordinances and regulations.

(l)                 Soil Conditions. To the knowledge of Seller, there are no soil conditions existing on or about the Land which could cause instability, susceptibility to landslides or the need for undershoring or affect the stability and/or integrity of the Land or Improvements.

5.2	Knowledge Defined. References to the "knowledge" of Seller shall refer only to the actual knowledge, without investigation or inquiry, on the Effective Date of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any property manager or broker, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Representatives" shall refer to the following persons: (i) Thomas H. Flournoy and (ii) Flournoy Properties' regional property manager. In no event shall Purchaser have any personal claim against the above-named individuals as a result of the reference thereto in this Section 5.2 and Purchaser waives and releases all such claims which Purchaser now has or may later acquire against them in connection with the transactions contemplated in this Agreement.

5.3	Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated by Seller's Closing Certificate, shall survive Closing for a period of nine (9) months after Closing. Except with respect to fraudulent misrepresentation for which the Agreement is terminated under Section 6.2, in which event Section 6.2 shall apply, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate Ten Thousand and No/100 Dollars ($10,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine (9) month period and an action shall have been commenced by Purchaser against Seller within eleven (11) months after Closing. In the event of any breach by Seller of its representations and warranties contained herein which Purchaser first discovers after Closing and provides timely notice as aforesaid, Seller shall indemnify and hold Purchaser harmless from and against any and all loss, damage, cost or expense resulting therefrom up to but not exceeding the Cap. Seller shall not be liable to Purchaser to the extent Purchaser's claim is or can be satisfied from any insurance policy, Service Contract or Lease and Purchaser agrees to first seek reimbursement of any claims from said insurance policy, Service Contract or Lease prior to seeking indemnification from the Seller. As used herein, the term "Cap" shall mean the total aggregate amount equal to Three Hundred Fifty Thousand and No/100 Dollars ($350,000.000). In no event shall Seller's aggregate liability to Purchaser for any and all breaches of any representation or warranty of Seller in this Agreement or Seller's Closing Certificate exceed the amount of the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap.
5.4	Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a)                Operation of Property. Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(b)               Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller's past practices at the Property. Except for amendments or leases entered into pursuant to renewal notices mailed prior to the execution of this Agreement, unless Purchaser agrees otherwise in writing, any new leases or renewals of existing leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller's standard apartment lease form for the Property, and shall be for terms of no less than six (6) months and no more than fifteen (15) months. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided that Seller shall only enter into new leases or renewals in the ordinary course of business taking into account Seller's then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by Seller shall constitute a "Lease" for purposes of this Agreement.

(c)                Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller's insurance that is currently in force, provided that Seller may make adjustments in Seller's insurance coverage for the Property which are consistent with Seller's general insurance program for Seller's other apartment properties as in effect from time to time.

(d)               Enforcement of Existing Leases. Seller shall perform the landlord's material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller for its apartment properties.

(e)                Preparation of Vacant Units for Lease. Seller shall place apartment units that are now vacant or that become vacant into rent-ready condition on or before the Closing Date in accordance with Seller's current management standards for its apartment properties as though no sale of the Property were contemplated or, at Seller's option, provide Purchaser a credit at Closing equal to Seven Hundred Fifty and no/100 Dollars ($750.00) per unit for the apartment units that are not in rent-ready condition on the Closing Date; provided, however, that with respect to apartment units vacated during the five (5) day period ending on the Closing Date, Seller shall have no obligation either to put such units into rent-ready condition or to give Purchaser a credit for the cost of doing so.

(f)                Removal and Replacement of Tangible Personal Property. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

(g)               Execution of New Contracts. Seller shall not, without Purchaser's prior written consent in each instance (which consent may be withheld in Purchaser's sole discretion), materially amend or terminate any of the Designated Service Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause or penalty on thirty (30) days' notice, and (ii) Seller may conduct leasing activity as provided in Section 5.4(b) hereof.

(h)               Maintenance of Permits. Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

(i)                 Management Contracts. As of Closing the property management contract pertaining to the Property shall have been terminated.

5.5	Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a)                Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation under the laws of the State of Illinois. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser's organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b)               Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c)                Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser's ability to consummate the transaction contemplated herein.

(d)               ERISA. Purchaser is not (i) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "governmental plan" under Section 3(32) of ERISA, (iii) any plan described in Section 4975 of the Internal Revenue Code, or (iv) an entity whose underlying assets include "plan assets" by reason of the application of the ERISA "plan assets" regulation (29 C.F.R. 2510.3-101).

(e)                Patriot Act and Related Matters. Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

(A)                        Purchaser is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. To the extent Seller is required to obtain such information in order to comply with applicable law, regulation or official government request, and to the extent providing such information does not violate applicable law, regulation or official government request, Purchaser agrees to provide to Seller such documents, certifications or other evidence as may be reasonably requested from time to time by Seller, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(B)                        Purchaser has been in compliance in all material respects for the last five years and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(C)                        None of the Purchaser Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (a) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (b) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (c) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (d) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. "Purchaser Parties" means, collectively, (A) Purchaser, (B) its executive officers, directors, managers, agents and employees, (C) its shareholders, members, partners, and other investors, or any other person that owns or controls Purchaser, and (D) any entity on whose behalf Purchaser acts.

5.6	Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of six (6) months after Closing provided, however, that Purchaser's representations in Section 5.5(f) shall survive for the applicable statute of limitations.

5.7	Covenants of Purchaser.

(a)                EXCEPT FOR CLAIMS BASED ON FRAUD AND/OR A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.1(g), PURCHASER IRREVOCABLY WAIVES ANY CLAIM AGAINST SELLER ARISING FROM THE PRESENCE OF HAZARDOUS MATERIALS OR MOLD OR ANY MOLD CONDITION ON THE PROPERTY OR THE BREACH OF ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTY. "Mold" means mold, mildew, fungus or other potentially dangerous organisms. "Mold Condition" means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice form a governmental agency of complaints regarding the indoor air quality at the Property.

(b)               "Designated Service Contracts" means (i) those certain Service Contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the Service Contracts Purchaser elects Seller to assign to Purchaser at Closing, (ii) those assignable Service Contracts regarding which Purchaser has failed to deliver such written notice on or before the Inspection Date, and (iii) those Service Contracts (the “Must Take Service Contracts”) attached hereto as Schedule 5.7(b) which are assignable in accordance with their terms and which may not be terminated without cause or penalty, with thirty (30) days (or less) written notice. Purchaser hereby covenants with Seller that on or before the Inspection Date, Purchaser shall deliver written notice to Seller instructing which of the assignable Service Contracts Purchaser desires for Seller to assign to Purchaser and which it does not. If Purchaser fails to timely deliver such notice, Purchaser shall be deemed to have chosen to have all assignable Service Contracts assigned to Purchaser, and all such Service Contracts shall be deemed part of the “Designated Service Contracts.” If Purchaser charges any vendor approval fees that would otherwise be payable by a service provider in connection with the assignment of any Service Contracts, Purchaser agrees to waive and release such fees. At Closing, Seller will cause the Service Contracts which Purchaser has elected not to have assigned to Purchaser (other than the Must Take Service Contracts), by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller’s expense, such termination to be effective within the time period provided for in the applicable Service Contract (or if no such time period is provided, as promptly as practicable after the Closing Date). The provisions of this Section 5.7(b) shall survive Closing.

5.8	Special Provisions Concerning Condominium Conversion.

(a)                If Purchaser or any affiliate of Purchaser shall elect to conduct a program of sales of condominium units within the Property, or otherwise to convert all or any part of a Property to the condominium form of ownership at any time during the ten (10) year period following issuance of the Certificate of Occupancy for the Property (i.e., April 2010), such party shall provide Seller with copies of the proposed condominium documentation in advance of submission to any governmental agency with jurisdiction over such sales program, or in advance of any recordation of any such documentation in the real property records. The proposed condominium documentation shall reflect a "Developer" or "Declarant" (or similar party) other than Seller or any affiliate of Seller and, except as may otherwise be required by law, shall contain no terms or provisions which would permit a proposed unit purchaser to learn that Seller or any affiliate of Seller was involved in or connected with the Property or the proposed condominium in any manner.

(b)               Purchaser agrees that, at all times from and after Closing, it will indemnify, hold harmless and defend Seller and its affiliates, and their respective officers, partners, members, directors, employees and agents (herein collectively called the "Indemnified Parties") from and against any and all liabilities, damages, losses, costs and expenses (including attorneys' fees and expenses), which any of the Indemnified Parties may suffer, incur or be obligated to perform as a result of Purchaser's, or any of its affiliates', and only Purchaser or one of its affiliates, converting the form of ownership of all or any part of the Property to a condominium form of ownership and/or selling residential condominium units within the Property (hereinafter collectively called the "Condo Claims"). The foregoing indemnity with respect to the Condo Claims shall be in effect regardless of whether the Condo Claims result from actions of condominium unit owners, condominium unit purchasers or condominium or property owners' association and regardless of whether such Condo Claims relate to the construction of the Property or any other matter, nature or thing, whatsoever. In the event Purchaser receives notice or otherwise becomes aware (while having an ownership interest in the Property) of a claim by any unit owner, unit purchasers, or condominium or property owner's association and/or any other person or entity, whether such claim relates to the construction of the Property or any other matter, nature or thing, whatsoever, Purchaser agrees to take any and all actions which are reasonably necessary to prevent any claims from being brought against any of the Indemnified Parties.

(c)                Prior to Closing, Purchaser shall not undertake or commence any sales or marketing activities regarding the conversion of all or any part of the Property to a condominium form of ownership or the marketing or sale of condominium units therein, including, without limitation, the submittal or recordation of any documentation regarding the conversion of the Property to a condominium form of ownership or the marketing or sale of condominium units therein. Additionally, and not by way of limitation, prior to Closing, neither Purchaser nor any affiliate of Purchaser, nor any of their respective partners, members, officers, directors, shareholders, agents or representatives, shall communicate any information about or concerning the future or potential conversion of all or any part of the Property to a condominium form of ownership, or the sale or marketing of any condominium units therein, to any existing or potential tenant or occupant of Seller or the Property. Notwithstanding the foregoing provisions or anything contained in this Agreement to the contrary, Purchaser shall be permitted to inspect or review any or all records of any federal, state or local governmental authority, and shall be permitted to make such inquiries of and obtain such documentation and information related to the Property from any federal, state or local governmental authorities to be able to confirm the compliance and the condition of the Property with respect to all governmental requirements and Purchaser's ability to convert the Property to condominium use; provided, however, that this Section 5.8 does not permit the disclosure of any information concerning the potential conversion of the Property to a condominium form of ownership to any tenant or occupant of the Property or potential purchasers of condominium units prior to Closing.

(d)               This Section 5.8 shall survive the termination, cancellation, rescission or consummation of this Agreement.

Article 6
DEFAULT

6.1	Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller's right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller's actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4 hereof.

6.2	Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, and Seller shall reimburse Purchaser for its actual third party costs incurred in connection with this Agreement, not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), (b) to seek specific performance of Seller's obligation to execute and deliver the documents required to convey said Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder, or (c) solely to the extent that specific performance is not available to Purchaser due to (x) Seller’s conveyance of all or a material portion of the Property by Seller to a party other than Purchaser, or (y) a material encumbrance of the Property intentionally made by Seller in breach of this Agreement, Purchaser shall have the right to bring an action against Seller to recover any and all actual damages (but excluding consequential and punitive damages) incurred by Purchaser arising as a result of Seller’s actions, but not to exceed Six Hundred Fifty Thousand and No/100s Dollars ($650,000.00). In no event shall Seller be liable for consequential, speculative, remote or punitive damages. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date upon which Closing was to have occurred.
6.3	Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 shall not be applicable to Purchaser's failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party's failure to make any deliveries required of such party on the Closing Date and, accordingly, shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.
6.4	Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit (i) either Purchaser's or Seller's obligation to indemnify the other party, or the damages recoverable by the indemnified party against the indemnifying party due to, a party's express obligation to indemnify the other party in accordance with the Sections 3.1, 4.8, 4.9, or 8.1(b) of this Agreement, or (ii) either party's obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party's failure to pay such costs. In addition, if this Agreement terminates for any reason, other than a default by Seller hereunder for which Purchaser has elected to pursue the remedy of specific performance, and Purchaser or any party related to or affiliated with Purchaser asserts any claim or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible, and marketable title to the Property, then Seller shall have all rights and remedies available at law or in equity with respect to such assertion by Purchaser and any loss, damage or other consequence suffered by Seller as a result of such assertion.

Article 7
RISK OF LOSS

7.1	Damage. In the event of "damage" to the Property or any portion thereof, which is "major" (as such terms are hereinafter defined) then Seller shall promptly notify Purchaser thereof. In the event of such major damage, Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) or may terminate this Agreement by delivering written notice thereof to Seller within ten (10) days after Purchaser's receipt of Seller's notice respecting the damage. If, within ten (10) days of receipt of Seller's notice respecting such major damage, Purchaser delivers written notice of termination of this Agreement to Seller, this Agreement shall terminate, all Earnest Money shall be returned to Purchaser and, except for obligations of the parties which survive termination of this Agreement, the parties shall have no further obligations hereunder. If Purchaser does not timely elect to terminate this Agreement, Purchaser shall have no further right to terminate this Agreement as a result of the damage and in such event, Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). If the damage is not major, Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). In the event the damage is not major and prior to Closing sufficient insurance proceeds are not received or committed in writing by the insurance carrier sufficient to repair any damage, Seller shall repair such damage by Closing or give Purchaser a credit at Closing in an amount sufficient to pay for the cost unpaid as of Closing for repair of the applicable damage (i.e. to restore the Property to substantially the same condition as immediately before such casualty), such amount to be determined by an architect or other appropriate professional selected by Seller and approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed. Any assignment by Seller to Purchaser of insurance proceeds respecting loss of rental income shall be limited to that portion of such proceeds attributable to periods after Closing.
7.2	Definition of Major Damage. For purposes of Section 7.1:

(a)                "damage" means (i) physical damage to or destruction of all or part of the Real Property by reason of fire, earthquake, tornado, flood or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and

(b)               "major" damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of an architect selected by Seller and reasonably approved by Purchaser, be equal to or greater than Three Hundred Fifty Thousand and no/100s Dollars ($350,000.00), and (ii) any damage due to a condemnation or conveyance in lieu of condemnation which permanently and materially impairs the current use or value of a Property or access to such Property from public roads or the number or utility of parking spaces. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, then Purchaser shall be deemed to have approved the architect selected by Seller.

7.3	Seller's Insurance. If necessary or appropriate for Purchaser to evaluate its options or enforce its rights under this Article 7 following any damage to the Property, Seller shall promptly provide to Purchaser on request a copy of Seller's property insurance policies (or other applicable insurance policies) with respect to the Property.

Article 8
COMMISSIONS

8.1	Broker's Commission

(a)                The parties acknowledge that Berkadia Real Estate Advisors LLC ("Broker"), has been retained by and represents Seller as broker in connection with the subject transaction, and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a brokerage commission pursuant to a separate written agreement between Seller and Broker.

(b)               Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in this Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.2	Survival. This Article 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

Article 9
DISCLAIMERS AND WAIVERS

9.1	No Reliance on Documents. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT HEREOF AND IN THE CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO PURCHASER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) PURCHASER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY PURCHASER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.
9.2	Disclaimers. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT HEREOF AND IN THE CLOSING DOCUMENTS, PURCHASER UNDERSTANDS AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE

COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION), COMPLIANCE WITH ENVIRONMENTAL LAWS OR ACCESS LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION), OR WITH RESPECT TO ACCESS LAWS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH ACCESS LAWS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AND ITS PARTNERS'

RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AND ITS PARTNERS' RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO FRAUD OR ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. PURCHASER FURTHER AGREES THAT SHOULD ANY INVESTIGATION OR CURATIVE ACTION ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING UNDER ANY ACCESS LAWS, SELLER SHALL HAVE NO LIABILITY TO PURCHASER TO PERFORM OR PAY FOR SUCH INVESTIGATION OR CURATIVE ACTION AND PURCHASER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY BREACH BY SELLER OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 5.1 THAT EXPRESSLY SURVIVE CLOSING PURSUANT TO SECTION 5.3.

PURCHASER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY PURCHASER, AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF PURCHASER'S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. PURCHASER ACKNOWLEDGES AND WARRANTS THAT PURCHASER'S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

9.3	Certain Definitions. The term "Access Laws" means the Americans With Disabilities Act, the Fair Housing Act, the Rehabilitation Act and other federal laws and all applicable state, regional, county, municipal and other local laws, regulations and ordinances governing access to handicapped or disabled persons or the construction or design of residential dwelling units, places of public accommodation, or common areas which are at or on the Property.
9.4	Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this Article 9 are an integral part of the transactions contemplated in this Agreement and a material inducement to Seller to enter into this Agreement and that Seller would not enter into this Agreement but for the provisions of this Article 9. Seller and Purchaser agree that the provisions of this Article 9 shall survive Closing or any termination of this Agreement.

Article 10
ESCROW AGENT

10.1	Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser's directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation; provided, however, Purchaser may elect to not invest the Earnest Money. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent's receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, if Purchaser elects to invest the Earnest Money, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business days' notice.
10.2	Intentionally Omitted.

10.3	Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 10.5 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder; provided, however, to the extent that Purchaser terminates this Agreement pursuant to the terms and conditions of Section 3.2 hereinabove, the Earnest Money shall be promptly disbursed to Purchaser.
10.4	Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder.
10.5	Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction located in the Atlanta metropolitan area pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.
10.6	Interest. All interest and other income, if any, earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser's taxpayer identification number is ______________.

10.7	Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this Article 10. Escrow Agent's consent to any modification or amendment of this Agreement other than this Article 10 shall not be required.

Article 11
MISCELLANEOUS

11.1	Intentionally Deleted.
11.2	Intentionally Deleted.
11.3	Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser in excess of 49% without Seller's written approval, which approval shall not be unreasonably withheld, delayed or conditioned, shall constitute a default by Purchaser under this Agreement, provided, however, (i) Purchaser may assign this Agreement at Closing to a Permitted Affiliate without Seller's consent, (ii) Seller or Purchaser may assign its rights under this Agreement to a reputable exchange accommodation to facilitate a tax deferred exchange pursuant to Sections 4.8 and 4.9 hereof, and (iii) Seller may assign this Agreement for tax planning or other purposes as described in Section 2.6. For purposes hereof, the term "Permitted Affiliate" means an entity that (i) controls, is controlled or managed by, or is under common control with The Inland Real Estate Group and/or Inland Private Capital Corporation and/or those persons controlling and/or managing The Inland Real Estate Group and/or Inland Private Capital Corporation, (ii) is solvent at the time of assignment, and (iii) at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.
11.4	Notices. Any notice, request or other communication (a "notice") required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by email (provided a copy of such notice is deposited with an overnight courier for next business day delivery). Any such notice shall be considered given on the date of such hand or courier delivery, confirmed email transmission if received on a business day (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel.

The parties' respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Seller:

Flournoy Development Company, LLC

900 Brookstone Centre Parkway

Columbus, Georgia 31904

Attention: Thomas H. Flournoy

Phone: 706/243-9406

e-mail: Tom.Flournoy@FlournoyDev.com

with a copy to:

Flournoy Development Company, LLC

900 Brookstone Centre Parkway

Columbus, Georgia 31904

Attention: Jeremy Brewer, Esq.

Phone: 706/243-9470

e-mail: Jeremy.Brewer@FlournoyDev.com

and with a copy to:

Burr & Forman LLP

171 17th Street NW

Suite 1100

Atlanta, Georgia 30363

Attention: G. Wilson Horde III, Esq.

Telephone: 404/685-4288

e-mail: rhorde@burr.com

If to Purchaser:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Mark Cosenza

Telephone No. 630/218-4946

e-mail: mcosenza@inlandgroup.com

with a copy to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Brett D. Smith, Esq.

Telephone No. 630/218-2885

e-mail: brett.smith@inlandgroup.com

If to Escrow Agent:

Nancy Castro

Chicago Title Insurance Company

10 S. LaSalle Street, Suite 3100

Chicago, Illinois 60603

Phone 312/223-2709

e-mail: nancy.castro@ctt.com

11.5	Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own emailed signature and shall accept the emailed signature of the other party to this Agreement or any formal amendment.
11.6	Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time.
11.7	Successors and Assigns. Subject to Section 11.3 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.8	Entire Agreement. This Agreement, including the Schedules, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
11.9	Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.9 shall survive Closing.
11.10	Counterparts. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.
11.11	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
11.12	Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.12 shall survive the Closing of the transaction contemplated by this Agreement.
11.13	No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.14	Employees. Seller shall be solely responsible for the salaries and benefits, if any, payable to Seller's employees at the Property for the period through the Closing, in accordance with and subject to the terms and conditions of such employment, even if such employees are employed by or on behalf of Purchaser following the Closing. With respect to any employees employed by or on behalf of Purchaser following the Closing, Purchaser shall be solely responsible for all salaries and benefits, if any, payable to such employees for the period from and after the Closing in accordance with and subject to the terms and conditions of such employment, even if such employees were employed by Seller prior to the Closing, provided, however, that Purchaser shall have no obligation to offer employment to or to employ any employee of the Property following Closing. Neither Purchaser nor Seller shall have any obligation for salaries, benefits or other employment obligations to any such employee with respect to the period such employee is or was employed by the other party; provided that Purchaser shall, unless forbidden by existing benefit plans, grant to employees of Seller that Purchaser does hire credit for tenure of employment with Seller in determining the employee's benefits. This Section 11.14 shall survive the Closing.
11.15	Seller's Access to Records after Closing. Purchaser shall reasonably cooperate with Seller for a period of three (3) years after Closing to make available Purchaser's employees and Property records, as Seller may reasonably request, in case of Seller's need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section 11.15 shall require Purchaser to retain any files or records for any particular period of time. This Section 11.15 shall survive Closing.
11.16	Schedules. The following schedules attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1 (a)    -      Legal Description of the Land

Schedule 1.1(d)     -      Inventory of Tangible Personal Property

Schedule 1.1(e)     -      Rent Roll

Schedule 1.6(a)     -      Earnest Money Wiring Instructions

Schedule 3.1(a)     -      Due Diligence Documents

Schedule 4.2(a)     -      Statutory Warranty Deed

Schedule 4.2(b)     -      Bill of Sale and Assignment

Schedule 4.2(c)     -      Tenant Notice

Schedule 4.2(d)     -      Seller's Closing Certificate

Schedule 5.1          -      Seller's Disclosure Statement

Schedule 5.7(b)     -      Schedule of Must Take Service Contracts

Schedule 12.1        -      Additional PSAs and Additional Properties

11.17	Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
11.18	Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.
11.19	Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
11.20	Survival. (a) The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1(c); 4.2(c); 4.4; 4.5; 4.8; 4.9; 5.1; 5.2; 5.3; 5.5; 5.6; 5.7; 5.8; Article 8; Article 9; 11.9; 11.12; 11.14; 11.15; those additional provisions of Article 11 which govern the administration, interpretation or enforcement of this Agreement; and any other provisions contained herein that by their terms survive the Closing (the "Obligations Surviving Closing"). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller's Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms, set forth in Sections 5.3 and 5.6 respectively.

(b)       If at the time of a written demand by Purchaser upon Seller alleging a breach of or claim under any Obligations Surviving Closing, Seller's net worth (as that term is defined by generally accepted accounting principles consistently applied) is less than One Million Fifty Thousand Dollars ($1,050,000.00; the "Minimum Net Worth Threshold"), then by executing this Agreement below, FDC Development JV, LLC, a Delaware limited liability company ("FDC JV") shall be deemed and construed to have guaranteed the Obligations Surviving Closing for a period of nine (9) months following the Closing; provided, however, that FDC JV's liability under said guaranty shall not exceed One Million Fifty Thousand Dollars ($1,050,000.00). During said nine (9) month period, FDC JV covenants unto Purchaser that FDC JV shall maintain a net worth not less than the Minimum Net Worth Threshold.

11.21	Time of Essence. Time is of the essence with respect to this Agreement.

11.22	Covenant Not to Record. Except as part of a specific performance actions, Purchaser shall not record this Agreement or any memorandum or other evidence thereof. Any such recording shall constitute a material default hereunder on the part of Purchaser.
11.23	Limitation of Seller's Liability. Purchaser shall have no recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller or its general partner or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. This Section 11.23 shall survive the Closing.
11.24	JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

Article 12
ADDITIONAL PROPERTIES

12.1	Additional PSAs. Purchaser (or one or more of Purchaser’s affiliates or designees) and Seller (or one or more of Seller’s affiliates) have, on or about even date herewith, entered into those certain purchase and sale agreements described on Schedule 12.1 hereto (each an “Additional PSA” and, collectively, the “Additional PSAs”) to acquire one or more additional properties listed on such Schedule 12.1 (each an “Additional Property” and, collectively, the “Additional Properties”).
12.2	Agreements Regarding Additional PSAs. Purchaser and Seller hereby agree as follows with respect to the Additional PSAs and the transactions contemplated thereby:

(a) Termination by Purchaser On or Prior to the Inspection Date. If on or prior to the Inspection Date, Purchaser elects to terminate this Agreement in accordance with the terms and provisions hereof, then Seller shall have the right to terminate any other Additional PSA (or no other Additional PSA) as Seller may elect in its sole and absolute discretion, whereupon Escrow Agent shall promptly disburse the Earnest Money under this Agreement and each terminated Additional PSA to Purchaser, and the parties shall have no further rights, duties or obligations hereunder with respect to this Agreement and each terminated Additional PSA, other than those which are expressly provided herein to survive the termination of this Agreement and/or each terminated Additional PSA, respectively.

(b) Post-Inspection Date Default by Purchaser. If following the Inspection Date, Purchaser fails to acquire the Property in accordance with the terms and provisions of this Agreement and Purchaser fails to cure such default within the applicable notice and cure period (a “Purchaser Default”), then Seller shall have the right to terminate this Agreement pursuant to Section 6.1 hereinabove and any other Additional PSA (or no other Additional PSA) as Seller may elect in its sole and absolute discretion, whereupon (unless such termination events have occurred and are continuing which would require reimbursement of all Earnest Money to Purchaser under Sections 2.3, 2.5, 3.2, 4.6, 6.2, 7.1 or 12.2(c)(i)(A) hereof), Escrow Agent shall promptly disburse the Earnest Money to Seller under this Agreement, and the applicable escrow agent under each terminated Additional PSA shall promptly disburse to the applicable seller all earnest money under each terminated Additional PSA, and thereafter the parties shall have no further rights, duties or obligations hereunder (or thereunder), other than those which are expressly provided to survive the termination; provided, however, if Seller elects to so terminate this Agreement due to a Purchaser Default under an Additional PSA following the Inspection Date, then it must do so by written notice to Purchaser delivered within two (2) business days after termination of such Additional PSA by the applicable seller thereunder; provided further, however, if Purchaser's failure to acquire the Property is not caused by a Purchaser default (e.g., (x) a casualty or condemnation affecting the Property, (y) a failure of Seller to satisfy a condition precedent, which condition is within Seller's reasonable control and ability to fulfill, or (z) an intentional default by Seller under this Agreement), then the provisions of this Agreement that govern Purchaser's rights upon the occurrence of such circumstances shall control and neither Seller nor the sellers under the Additional PSAs shall have the right to terminate this Agreement or an Additional PSA because of Purchaser's exercise of said rights.

(c) Post-Inspection Date Default by Seller. If (1) Purchaser does not elect to terminate this Agreement on or before the Inspection Date and does not elect to terminate an Additional PSA following the applicable "Inspection Date" for such Additional PSA(s), and (2) after the Inspection Date, Seller defaults under this Agreement beyond any applicable notice and cure period specified in this Agreement (a “Seller Default”), then in addition to any and all remedies that may be available to Purchaser under this Agreement, Purchaser may elect to terminate the Additional PSAs as a result of the Seller Default and receive (i) a refund of all Earnest Money paid under such terminated Additional PSAs, together with payment from Seller of an amount equal to the lesser of (A) One Hundred Thousand and no/100 Dollars ($100,000.00) for each terminated Additional PSA, or (B) the amount of all direct, third party out of pocket costs and expenses actually incurred by Purchaser in connection with the terminated Additional PSAs; and (ii) if the Seller Default under this Agreement is intentional, then in addition to the remedies described in clause (i) above, Purchaser shall also have the right to receive payment from Seller of money damages in an amount equal to one-half percent (0.50%) of the collective Purchase Price for this Agreement and the terminated Additional PSAs (provided, however, that if Purchaser elects to so terminate any of the Additional PSAs, it must do so by written notice to the applicable seller delivered within two (2) business days after termination of this Agreement).

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER: VERANDAS AT MITYLENE, LLC, a Delaware limited liability company

By:	FDC Development JV, LLC, a Delaware limited liability company, its sole Member

	By:	Flournoy Development Company, LLC, a Georgia limited liability company, its Manager

		By:	/s/ Thomas H. Flournoy
Thomas H. Flournoy, its President

For the sole purpose of fulfilling its obligations under Section 11.20 of the above Agreement, and no other Section(s) thereof, FDC JV has executed this Agreement below as of the Effective Date.

FDC Development JV, LLC, a Delaware limited liability company, its sole Member

By:	Flournoy Development Company, LLC, a Georgia limited liability company, its Manager

	By:	/s/ Thomas H. Flournoy
Thomas H. Flournoy, its President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Verandas at Mitylene, LLC, as Seller, and Inland Real Estate Acquisitions, Inc., as Purchaser, with respect to Verandas at Mitylene Apartments.

PURCHASER: Inland Real Estate Acquisitions, Inc., an Illinois corporation

By:	/s/ Mark J. Cosenza
Name:	Mark J. Cosenza
Title:	Senior Vice President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

This is a signature page to, and may be attached to a master counterpart of, the Purchase and Sale Agreement between Verandas at Mitylene, LLC, as Seller, and Inland Real Estate Acquisitions, Inc., as Purchaser, with respect to Verandas at Mitylene Apartments.

Chicago Title Insurance Company, as Escrow Agent is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT: CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Katie Van Zuidam
Name:	Katie Van Zuidam
Title:	Escrow Associate

Schedule 1.1(a)

LEGAL DESCRIPTION OF THE LAND

Schedule 1.1(d)

INVENTORY OF TANGIBLE PERSONAL PROPERTY

SEE ATTACHED

Schedule 1.1(e)

RENT ROLL

SEE ATTACHED

Schedule 1.6(a)

EARNEST MONEY WIRING INSTRUCTIONS

SEE ATTACHED

Schedule 3.1(a)

Due Diligence Documents

SEE ATTACHED

Schedule 4.2(a)

FORM OF STATUTORY WARRANTY DEED

SEE ATTACHED

This instrument was prepared by:	Send Tax Notice to:

STATE OF ALABAMA	)
COUNTY OF __________	)

STATUTORY WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS,

THAT IN CONSIDERATION of the Ten Dollars ($10.00) and other valuable consideration in hand paid by ________________________, a _____________________ (hereinafter referred to as the “Grantee”) to Verandas at Mitylene, a Delaware limited liability company (hereinafter referred to as the “Grantor”), the receipt and sufficiency of which are hereby acknowledged, Grantor does by these presents, grant, bargain, sell and convey unto the Grantee, all those certain tracts or lots of land lying in Montgomery County, Alabama, and more particularly described on Exhibit “A” attached hereto and incorporated herein by reference, subject, however, to the permitted exceptions described on Exhibit “B” attached hereto and incorporated herein by reference (the “Permitted Exceptions”).

TOGETHER WITH all appurtenances thereto belonging or in anywise appertaining and all right, title and interest of Grantor in and to any and all roads, alleys and ways bounding said Property.

TO HAVE AND TO HOLD, to the said Grantee, its successors and assigns forever.

Grantor hereby covenants and agrees with Grantee, its successors and assigns, that the Grantor, its heirs, successors and assigns, will warrant and defend the above described Property against the lawful claims (unless otherwise noted above) of all persons claiming by, through, or under the Grantor, but not further or otherwise.

[$_______ of the consideration for this Deed is secured by a mortgage executed and filed for record simultaneously herewith, and on which mortgage tax under Section 40-22-2 of the Alabama Code is being paid].

Pursuant to the provisions of Alabama Code § 40-2201 (1975), the following information is offered in lieu of submitting Form RT-1:

Grantor’s Name and Mailing Address:                          Grantee’s Name and Mailing Address:

Verandas at Mitylene                                                     IRESI Montgomery Mitylene, LLC

c/o Flournoy Development Company, LLC                   c/o Inland Real Estate Acquisitions, Inc.

900 Brookstone Centre Parkway                                    2901 Butterfield Road

Columbus, GA 31904                                                     Oak Brook, IL 60523

Attention: Jeremy Brewer, Esq.                                      Attention: Brett Smith, Esq.

Property Address:       8850 Crosswind Drive, Montgomery, AL 36117

Purchase Price:           $36,403,542.00

IN WITNESS WHEREOF, the Grantor has caused this Statutory Warranty Deed to be executed as of the _________ day of ___________, 201__.

GRANTOR:
a

By:

Its:

STATE OF ____________	)
COUNTY OF __________	)

I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that _____________________, whose name as _______________ of ___________________________, a _____________________, is signed to the foregoing conveyance and who is known to me, acknowledged before me on this day that, being informed of the contents of the said conveyance, s/he, as such officer and with full authority, executed the same voluntarily for and as the act of said ________________.

Given under my hand and official seal, this the _____ day of ______________, 201_.

Notary Public My Commission Expires:

Exhibits to Statutory Warranty Deed

A - Legal Description of Land

B - Permitted Exceptions

EXHIBIT A

Legal Description of the Land

Schedule 4.2(b)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION
OF LEASES AND SERVICE CONTRACTS

This Bill of Sale and Assignment and Assumption of Leases and Service Contracts (this "Agreement") is made and entered into this ____ day of _____, 2017, by and between Verandas at Mitylene, LLC, a Delaware limited liability company ("Seller"), and ___________________, a ___________ ("Purchaser").

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement, dated _____, 2017 [DESCRIBE AMENDMENTS, IF APPLICABLE] (the "Contract"), having [NAME OF ESCROW AGENT] as party for the limited purposes set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the Contract, Seller is conveying to Purchaser, by Statuory Warranty Deed, (i) those certain tracts or parcels of real property located in Montgomery, Montgomery County, Alabama, and more particularly described on Exhibit A, attached hereto and made a part hereof (the "Land"), (ii) the rights, easements and appurtenances pertaining to the Land (the "Related Rights"), and (iii) the buildings, structures, fixtures and other improvements on and within the Land (the "Improvements"; and the Land, the Related Rights and the Improvements being sometimes collectively referred to as the "Real Property");

WHEREAS, Seller has agreed to convey to Purchaser certain personal property and assign to Purchaser certain leases and service contracts as hereinafter set forth;

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Purchaser hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.                  Bill of Sale:

(a)       Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under the Tangible Personal Property and the Intangible Property. Seller warrants to Purchaser that Seller owns good title to the Tangible Personal Property, that the Tangible Personal Property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Contract), and that Seller has full right, power and authority to sell the Tangible Personal Property and to make this Bill of Sale. Seller further warrants to Purchaser that Seller has not conveyed to any third party its right, title and interest, if any, in the Intangible Property.

(b)       "Tangible Personal Property" means all tangible personal property owned by Seller upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Exhibit B, attached hereto and made a part hereof by this reference; provided, however, that the Tangible Personal Property does not include the following items: (i) cash and cash equivalents, and any reserves or other deposits funded or made in connection with any financing encumbering the Property, (ii) computer software and computer files, (iii) any time clock(s), (iv) personal property owned by tenants under the Leases, (v) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by a party other than Seller, (vi) any items owned by employees of Seller or any property manager, (vii) any items leased to Seller, (viii) any digital voice receivers used in connection with recorded music at the Property, and (ix) all brochures, advertising copy, promotional materials, manuals, reports, portfolios, binders, training materials and other items on which the name "Flournoy" appears.

(c)       "Intangible Property" means (i) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property; (ii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property, but only to the extent that such permits, licenses and approvals are assignable, and only to the extent that such permits, licenses and approvals relate to the Real Property or the Tangible Personal Property, as opposed to other property of Seller or its affiliates; (iii) resident and tenant files for current residents and tenants as of the Closing Date, (iv) architectural and civil plans and specifications (to the extent in Seller's possession but excluding any right to reproduce or otherwise use such plans or specifications for future development); (v) the right to use the name "Verandas at Mitylene Apartments"; (vi) all assignable telephone numbers, URLs and website domain names associated with the Real Property including but not limited to the right, at Purchaser's expense, to use www.verandasmontgomery.com for a period of one (1) year after the Closing solely for the purpose of forwarding visitors to Purchaser's website for the Real Property; but excluding any rights in or to the use of the name "Flournoy"; (vii) all logos, works of art, graphic designs and all videos and photos owned and used by Seller in connection with the Real Property; provided that the item listed in this clause (vii) does not use or display the name "Flournoy" and (viii) other non-confidential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof, and located on-site as of the Closing Date, (the property described in this subparagraph 1(c), other than the excluded items, being sometimes herein referred to collectively as the "Intangible Property").

2.                  Assignment and Assumption of Leases:

(a)       Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest as landlord in, to and under all rental agreements, leases and other agreements in effect as of the date of this Agreement demising space in or providing for the use or occupancy of the Real Property (the "Leases"), together with any and all unapplied refundable tenant security and other unapplied refundable deposits in Seller's possession with respect to the Leases as of the date of this Agreement (collectively, the "Deposits"). The assignment of the Deposits has been made by means of a credit or payment on the closing statement executed by Seller and Purchaser.

(b)       Purchaser hereby assumes, and hereby covenants and agrees to fully and faithfully perform, observe and comply with, all of the covenants, agreements, conditions and other terms and provisions stated in the Leases which, under the terms of the Leases, are to be performed, observed, and complied with by the landlord from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable as landlord under the Leases for obligations arising or accruing from and after the date hereof.

(c)       Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any tenant under any of the Leases that Seller has failed to perform, observe and comply with its obligations as landlord under any of the Leases during the period before the date hereof, other than with respect to the Deposits (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing).

(d)       Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with the landlord's obligations under any of the Leases arising or accruing during the period from and after the date hereof, including without limitation, claims made by tenants with respect to the Deposits, whether arising before, on or after the date hereof (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing).

(e)       equivalent party under any of the Leases, and the word "tenant" means the tenant, lessee or other equivalent party under any of the Leases.

3.                  Assignment and Assumption of Service Contracts:

(a)       Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under those service, supply, equipment rental and similar agreements set forth on Exhibit C, attached hereto and made part hereof by this reference (the "Service Contracts").

(b)       Purchaser hereby assumes, and hereby covenants and agrees to fully and faithfully perform, observe and comply with, all of the covenants, agreements, conditions and other terms and provisions stated in the Service Contracts which, under the terms of the Service Contracts, are to be performed, observed, and complied with by the property owner from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable under the Service Contracts for obligations arising or accruing from and after the date hereof, including with respect to any and all payments coming due under the Service Contracts for which Purchaser has received a credit or payment on the closing statement executed by Purchaser and Seller (the "Credited Payments").

(c)       Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any other contract party under any of the Service Contracts that Seller has failed to perform, observe and comply with its obligations under any of the Service Contracts during the period before the date hereof, other than with respect to the Credited Payments (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing).

(d)       Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with its obligations under any of the Service Contracts arising or accruing during the period from and after the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments, whether arising before, on or after the date hereof (to the extent paid or assigned to Purchaser or for which Purchaser received a credit or payment at Closing).

4.                  Qualifications. This Agreement is subject to the Permitted Exceptions (as defined in the Contract). This Agreement is also subject to those provisions of the Contract limiting Seller's liability to Purchaser, including but not limited to Article 9 of the Contract.

5.                  Counterparts. This Agreement may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

6.                  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

7.                  Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Alabama.

EXECUTED effective as of the date first above written.

SELLER:
a

By:
a

By:
Name:
Title:

PURCHASER:
a

By:
Name:
Title:

Exhibits to Bill of Sale and Assignment

A - Legal Description of Land

B - Inventory of Tangible Personal Property

C - List of Designated Service Contracts

EXHIBIT 4.2(c)

“TENANT NOTICE ”

________________, ___________

RE: Notice of Change of Ownership of Verandas at Mitylene Apartments

Dear Tenants:

As of the date hereof, __________________________________, a Delaware limited liability company (the “Seller”) has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property, (the “Property”) to ____________________________ (the “New Owner”). After today, New Owner will be responsible for all obligations of the “landlord” or “lessor” under your lease.

Future notices and rental payments with respect to your lease premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

________________________

________________________

________________________

On behalf of Flournoy Properties, we want to thank you for making Verandas at Mitylene Apartments your home. It has been our pleasure to serve you. Any future inquiries regarding your lease should be directed to the Purchaser at the contact information listed above. If you have any questions regarding any of this information, please contact the New Owner.

Very truly yours,
Seller:

a

By:
Print Name:
Its:

New Owner:

a

By:
Print Name:
Its:

Schedule 4.2(d)

Seller's Closing Certificate

THIS CERTIFICATION is made as of _____________, 20__, by Verandas at Mitylene, a Delaware limited liability company ("Seller"), in favor of _______________________, a __________ ("Purchaser").

Seller hereby certifies to Purchaser that the representations and warranties of Seller set forth in Section 5.1 of that certain Purchase and Sale Agreement between Seller and _________________________ [if applicable: as amended] (the "Agreement") dated as of __________, 20__, as amended, are true and correct in all material respects as of the date hereof, except as to:

(a)       The Rent Roll attached hereto as Exhibit A replaces the Rent Roll attached to the Agreement as Schedule 1.3; and

(b)       [If applicable: The items disclosed on Exhibit B attached hereto replace Seller's Disclosure Schedule attached to the Agreement as Schedule 5.1].

The representations and warranties set forth in Section 5.1 of the Agreement, as updated by this Certificate of Seller's Representations and Warranties, will survive only for a period of ______________ from the date hereof.

This certificate is delivered pursuant to Section 4.2(d) of the Agreement, and Seller's liability hereunder is subject to Section 5.3 of the Agreement, including the Cap as defined therein.

a

By:
a

By:
Print Name:
Title:

Exhibits to Seller's Closing Certificate

Exhibit A -- Updated Rent Roll

Exhibit B -- Additional Items for Seller's Disclosure Schedule [if applicable]

Schedule 5.1

SELLER'S DISCLOSURE STATEMENT

NONE

Schedule 5.7(b)

SCHEDULE OF MUST TAKE SERVICE CONTRACTS

Knology (Resident Cable, Internet, Telephone)

Montgomery Water (Waste Water)

Valet Waste (Trash Removal)

Cort Furniture (Rental Furniture for Corporate Apartments Based on Leases)

Schedule 12.1

ADDITIONAL PSAs

and

ADDITIONAL PROPERTIES

1.       Purchase And Sale Agreement, dated, as of May 25, 2017 (the "Effective Date"), by and between Verandas at Taylor Oaks, LLC, a Delaware limited liability company, and Inland Real Estate Acquisitions, Inc., an Illinois corporation, pertaining to the sale of the Verandas at Taylor Oaks apartments located at 7701 Taylor Oaks Dr., Montgomery, AL 36116.

2.       Purchase And Sale Agreement, dated, as of May 25, 2017 (the "Effective Date"), by and between The Haven at Commons Park, a Delaware limited liability company, and Inland Real Estate Acquisitions, Inc., an Illinois corporation, pertaining to the sale of the Verandas at Taylor Oaks apartments located at 7477 Commons Blvd., Chattanooga, TN 37421.